Exhibit 99.1

pingtan marine enterprise Reports FINANCIAL RESULTS

for the THIRD quarter and NINE months ended SEPTEMBER 30, 2020

Company to Hold Conference Call on Tuesday, November 10, 2020, at 8:30 AM ET

FUZHOU, China, November 9, 2020 – Pingtan Marine Enterprise Ltd. (Nasdaq: PME), (“Pingtan” or the “Company”), today announced its unaudited financial results for the third quarter and nine months ended September 30, 2020.

Third Quarter 2020 Financial Highlights

●	Revenue was $15.4 million.

●	Gross profit was $1.7million.

●	Net income was $0.8 million.

●	Net income attributable to owners of the Company was $0.7 million, or $0.01 per basic and diluted share.

Management Comments

Mr. Xinrong Zhuo, Chairman and CEO of the Company, commented: “Although the overall economic environment in China continued to be impacted by the COVID-19 pandemic during the third quarter, we were really pleased with our performance for the quarter with our revenue increasing by 38.2% and our sales volumes increasing by 69.3%, compared to the same period of the prior year. Recently, we have made a series of positive announcements about the operations of Pingtan, including 10 rebuilt large scaled squid jigging vessels sailing to sea for operations and 21 fishing vessels returning to fishing grounds after routine repair and maintenance. In addition, we announced that the Pingtan International Marine Industry and Logistic Park, our strategic investment project that is a key step in our long-term growth strategy and an important link to start our direct-to-retail business, is expected to commence operation by the end of this year. We believe that these recent business developments will have a positive impact on our results for the fourth quarter and lay a good foundation for further development in 2021.”

Factors Affecting Pingtan’s Results of Operations

COVID-19 pandemic

The effect of the COVID-19 pandemic is still evolving and continues to cause major economic disruptions to businesses and markets worldwide as the virus spreads or resurgence in certain jurisdictions. As the first country to be engulfed in the pandemic, China introduced strict emergency quarantine measures and travel restrictions to contain the pandemic, which had a big impact on China’s economy in the first half of 2020. Although it was generally believed that the pandemic was under control in the third quarter, the PRC government continued to take precautionary quarantine measures to avoid additional outbreaks of the pandemic, which had an adverse impact on the economic activities in the PRC.

November 9, 2020

The continued precautionary quarantine measures taken by the PRC government and travel restrictions implemented by some countries have had a significant impact on many sectors across China, which has also adversely affected the Company’s operations. To reduce the impact on its production and operation, the Company has taken and may continue to take actions in response as necessary, including but not limited to, continued shifts in work system, paid leave and reducing the number of foreign crews on its vessels. The Company’s management is focused on mitigating the effects of COVID-19 on its business operations while protecting the health of its employees. The Company will continue to actively monitor the situation and may take further actions that alter its business operations as may be required by local authorities or that the Company determines in the best interests of its employees, customers, partners, suppliers and other stakeholders.

Some of Pingtan’s customers are fish processing plants that export processed fish products to foreign countries. These customers reduced or postponed their purchases from the Company in the initial stage of the pandemic, but since the middle of the second quarter, they have adjusted their business strategies in relation to exportation or domestic sale. Because of the reduction or postponement, the Company has taken and may continue to take necessary de-stocking measures, such as lowering the selling prices of catches and extending the term of payment for certain accounts receivable, which may adversely affect the financial conditions and working capital of the Company.

The situation created by the COVID-19 pandemic has led to an unprecedented economic uncertainty globally. However, the extent of the impact on the Company’s financial condition and results of operations is still highly uncertain and will depend on future developments, such as the ultimate duration and scope of the outbreak, its impact on its customers and exporters, how quickly normal economic conditions, operations, and the demand for its products can resume and whether the pandemic leads to recessionary conditions in China.

While the Company anticipates that its results of operations will continue to be impacted by the COVID-19 pandemic in the fourth quarter of 2020, it is unable to reasonably estimate the extent of the impact on its full-year results of operations, its liquidity or its overall financial position.

November 9, 2020

The Company’s Fishing Fleet

As of September 30, 2020, of the Company’s 143 vessels, 79 were located in the international waters, 12 were located in the Bay of Bengal in India, 13 were located in the PRC, 37 were located in the Arafura Sea in Indonesia, 1 transport vessel was in the modification and rebuilding stage and 1 new krill fishing vessel was in the building stage.

Third Quarter 2020 Selected Financial Highlights

($ in millions, except for shares and per share data)	Three Months ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Revenue	$15.4	$11.2
Cost of Revenue	$13.8	$7.6
Gross Profit	$1.7	$3.6
Gross Margin	10.7%	32.1%
Net income attributable to owners of the Company	$0.7	$4.0
Basic and Diluted Weighted Average Shares Outstanding	79.1	79.1
EPS (in $)	$0.01	$0.05

Balance Sheet Highlights

($ in millions, except for book value per share data)	9/30/2020	12/31/2019
	(Unaudited)	(Audited)
Cash and Cash Equivalents	$3.4	$10.1
Total Current Assets	$115.7	$64.3
Total Assets	$517.7	$404.1
Total Current Liabilities	$111.3	$88.8
Total Long-term Debt, net of current portion	$239.6	$160.2
Total Liabilities	$350.9	$249.1
Shareholders’ Equity	$166.8	$155.1
Total Liabilities and Shareholders’ Equity	$517.7	$404.1
Book Value Per Share (in $)	$2.10	$1.96

Consolidated Financial and Operating Review

Revenue

Revenue for the three months ended September 30, 2020 was $15.4 million, an increase of $4.3 million, or 38.2%, as compared to the same period in 2019. Sales volumes in the three months ended September 30, 2020 increased by 69.3% to 14,697,306 kg from 8,681,467 kg in the three months ended September 30, 2019. Average unit sale price decreased by 18.6% in the three months ended September 30, 2020 as compared to the three months ended September 30, 2019.

For the nine months ended September 30, 2020, the Company’s revenue increased to $56.2million from $55.1 million for the nine months ended September 30, 2019. Sales volumes in the nine months ended September 30, 2020 increased by 52.2% to 49,991,024 kg from 32,852,810 kg in the nine months ended September 30, 2019. Average unit sale price decreased by 33.3% in the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019.

For the three and nine months ended September 30, 2020, the increase in revenue as compared to the same period in 2019 was primarily attributable to changes in different sales mix and the increase of sales volumes as a result of more vessels in operation. For the three and nine months ended September 30, 2020, the decrease in the average unit sale price as compared to the same period in 2019 was primarily attributable to the fish species with the highest sales volume being sold at lower selling prices. Indian Ocean squid was our major product for the three and nine months ended September 30, 2020.An increase in the number of fishing vessels catching Indian Ocean squid in the Indian Ocean fishing grounds led to an increased supply, which negatively affected the average unit sale price. Lower unit sales prices are expected to continue for the remainder of year 2020 due to such increased supply as well as restrained demand from the impact of the COVID-19 pandemic.

November 9, 2020

Gross Margin

Gross profit for the three months ended September 30, 2020 was $1.7 million, representing a change of $1.9 million, or 53.7%, as compared to gross profit of $3.6 million for the three months ended September 30, 2019. The Company’s gross margin was 10.7% for the three months ended September 30, 2020, as compared to 32.1% in the prior-year period.

Gross profit for the nine months ended September 30, 2020 was $9.6 million, representing a change of $7.4 million, or 43.4%, as compared to gross profit of $16.9 million for the nine months ended September 30, 2019. For the nine months ended September 30, 2020, gross margin decreased to 17.0% from 30.7% for the nine months ended September 30, 2019.

The decrease in gross margin for the three and nine months ended September 30, 2020 as compared to the three and nine months ended September 30, 2019 was primarily due to the decrease in average unit sale price by 18.6% and 33.3%, respectively, as well as the increase in cost due to increased production activities. A key species of our sales mix was Indian Ocean squid whose market price was on the low side, and the market price of frozen seafood was affected due to the COVID-19 pandemic, which together led to a decrease in gross margin.

Selling Expenses

Selling expenses were $1.3 million for the three months ended September 30, 2020, compared to $0.7 million for the prior-year period. The increase was primarily due to the increase in insurance, storage fees and customs clearance charge as a result of an increase in the number of vessels being insured, the number of deliveries from ports to the warehouse in China and the increase in satellite communication fees for fishing vessels.

For the nine months ended September 30, 2020, selling expenses were $3.3 million, compared to $1.9 million for the same period of 2019. The increase was primarily due to the reasons described above.

General & Administrative Expenses

For the three months ended September 30, 2020, general and administrative expenses were $1.6 million, compared to $1.5 million in the prior-year period, an increase of $0.4 million or 2.7%.

For the nine months ended September 30, 2020, general and administrative expenses were $5.2 million, compared to $6.0 million in the same period of 2019, a decrease of $0.8 million or 14.2%.

November 9, 2020

Net Income

Net income for the three months ended September 30, 2020 was $0.8 million, compared to net income of $4.4 million in the same period of 2019, a decrease of 82.3%.

For the nine months ended September 30, 2020, net income was $7.5 million, a slight increase of 0.8% as compared to the prior year period.

Net Income Attributable to Owners of the Company

For the three months ended September 30, 2020, net income attributable to owners of the Company was $0.7 million, or $0.01 per basic and diluted share, compared to net income attributable to owners of the Company of $4.0 million, or $0.05 per basic and diluted share, in the same period of 2019.

For the nine months ended September 30, 2020, net income attributable to owners of the Company was $6.8 million, or $0.09 per basic and diluted share, compared to net income attributable to owners of the Company of $6.7million, or $0.09 per basic and diluted share, in the same period of 2019.

Conference Call Details

Pingtan will discuss the financial results for the third quarter of 2020 during a conference call to be held on Tuesday, November 10, 2020, at 8:30 a.m. ET.

The dial-in numbers are:

Live Participant Dial-in (Toll Free):        +1 (877)407-0310

Live Participant Dial-in (International): +1 (201)493-6786

To listen to the live webcast, please go to http://www.ptmarine.com and click on the conference call link at the top of the page or go to: https://78449.themediaframe.com/dataconf/productusers/pme/mediaframe/41973/indexl.html. This webcast will be archived and accessible through the Company’s website for approximately 30 days following the call.

About Pingtan

Pingtan is a fishing company engaging in ocean fishing through its subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing.

November 9, 2020

Business Risks and Forward-Looking Statements

This press release may contain forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Although forward-looking statements reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Risks include anticipated growth and growth strategies; need for additional capital and the availability of financing; locating or re-locating vessels, in foreign waters and related license requirements; our ability to successfully manage relationships with customers, distributors and other important relationships; actions taken by government regulators, such as the Indonesian moratorium; technological changes; competition; demand for our products and services; the deterioration of general economic conditions, whether internationally, nationally or in the local markets in which we operate; the impact of the current coronavirus (COVID-19) pandemic on the Company’s financial condition, business operations and liquidity; the impact of COVID-19 on our customers and distributors; legislative or regulatory changes that may adversely affect our business; operational, mechanical, climatic or other unanticipated issues that adversely affect the production capacity of the Company’s fishing vessels and their ability to generate expected annual revenue and net income; and other risk factors contained in Pingtan’s SEC filings available at www.sec.gov, including Pingtan’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason, except as required by law.

CONTACT:

LiMing Yung (Michael)

Chief Financial Officer

Pingtan Marine Enterprise Ltd.

Tel: +86 591 87271753

michaelyung@ptmarine.net

Maggie Li
Investor Relations Manager
Pingtan Marine Enterprise Ltd.
Tel: +86 591 8727 1753
mli@ptmarine.net

INVESTOR RELATIONS

PureRock Communications Limited

PTmarine@pure-rock.com

November 9, 2020

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(IN U.S. DOLLARS)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019

REVENUE	$15,448,083	$11,179,946	$56,218,216	$55,067,249

COST OF REVENUE	13,787,521	7,594,714	46,641,884	38,134,552

GROSS PROFIT	1,660,562	3,585,232	9,576,332	16,932,697

OPERATING EXPENSES:
Selling	1,333,927	650,786	3,282,097	1,895,991
General and administrative	809,988	628,672	2,875,463	3,113,870
General and administrative - depreciation	773,812	913,986	2,274,579	2,885,203
Subsidy	(4,440,731)	(5,288,586)	(12,778,819)	(5,288,586)
Impairment loss	-	70,896	-	2,546,338
(Gain) loss on fixed assets disposal	-	(1,777)	-	164,375

Total Operating Expenses	(1,523,004)	(3,026,023)	(4,346,680)	5,317,191

INCOME FROM OPERATIONS	3,183,566	6,611,255	13,923,012	11,615,506

OTHER INCOME (EXPENSE):
Interest income	973,265	6,131	3,335,877	26,420
Interest expense	(4,036,524)	(776,569)	(9,871,949)	(2,903,816)
Foreign currency transaction gain (loss)	747,678	(340,012)	402,987	(389,643)
Gain (loss) from cost method investment	764	(6,766)	133,517	340,885
Loss on equity method investment	(82,586)	(96,129)	(351,129)	(477,972)
Other expense	(4,468)	(987,517)	(34,924)	(735,359)

Total Other Expense, net	(2,401,871)	(2,200,862)	(6,385,621)	(4,139,485)

INCOME BEFORE INCOME TAXES	781,695	4,410,393	7,537,391	7,476,021

INCOME TAXES	-	-	-	-

NET INCOME	$781,695	$4,410,393	$7,537,391	$7,476,021

LESS: NET INCOME ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	92,511	377,859	759,527	751,682

NET INCOME ATTRIBUTABLE TO OWNERS OF THE COMPANY	$689,184	$4,032,534	$6,777,864	$6,724,339

COMPREHENSIVE INCOME (LOSS):
NET INCOME	781,695	4,410,393	7,537,391	7,476,021
OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized foreign currency translation gain (loss)	5,700,836	(4,674,763)	3,846,221	(4,842,207)
COMPREHENSIVE INCOME (LOSS)	$6,482,531	$(264,370)	$11,383,612	$2,633,814
LESS: COMPREHENSIVE INCOME ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	556,889	220,968	1,075,369	345,945
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO OWNERS OF THE COMPANY	$5,925,642	$(485,338)	$10,308,243	$2,287,869

NET INCOME PER ORDINARY SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY
Basic and diluted	$0.01	$0.05	$0.09	$0.09

WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:
Basic and diluted	79,071,363	79,055,053	79,060,490	79,055,053

November 9, 2020

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(IN U.S. DOLLARS)

	September 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,397,018	$10,092,205
Restricted cash	14,237,932	-
Accounts receivable, net of allowance for doubtful accounts	14,577,205	9,273,446
Due from related parties	15,223,427	12,477,777
Inventories, net of reserve for inventories	65,476,730	30,527,752
Prepaid expenses	1,821,706	1,354,129
Other receivables	965,499	613,384

Total Current Assets	115,699,517	64,338,693

OTHER ASSETS:
Cost method investment	3,083,655	3,010,235
Equity method investment	28,244,032	27,923,464
Prepayment for long-term assets	71,380,217	49,040,338
Right-of-use asset	159,529	438,254
Property, plant and equipment, net	299,169,068	259,377,729

Total Other Assets	402,036,501	339,790,020

Total Assets	$517,736,018	$404,128,713

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,380,426	$7,951,766
Accounts payable - related parties	1,973,428	1,707,217
Short-term bank loans	50,219,527	10,034,116
Long-term bank loans - current portion	42,897,018	57,122,789
Accrued liabilities and other payables	12,665,762	11,428,018
Lease liability- current liability	128,618	375,922
Due to related parties	18,354	168,328

Total Current Liabilities	111,283,133	88,788,156

OTHER LIABILITIES:
Lease liability	-	32,203
Long-term bank loans - non-current portion	239,627,776	160,230,498

Total Liabilities	350,910,909	249,050,857

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Equity attributable to owners of the company:
Ordinary shares ($0.001 par value; 125,000,000 shares authorized; 79,302,428 and 79,055,053 shares issued and outstanding at September 30, 2020 and December 31, 2019)	79,302	79,055
Additional paid-in capital	82,045,993	81,682,599
Retained earnings	61,064,318	54,286,454
Statutory reserve	15,748,751	15,748,751
Accumulated other comprehensive loss	(12,550,529)	(16,080,908)
Total equity attributable to owners of the company	146,387,835	135,715,951
Non-controlling interest	20,437,274	19,361,905

Total Shareholders’ Equity	166,825,109	155,077,856

Total Liabilities and Shareholders’ Equity	$517,736,018	$404,128,713

November 9, 2020

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN U.S. DOLLARS)

	For the Nine Months Ended September 30,
	2020		2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income		$7,537,391	$7,476,021
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation		10,616,935	7,699,244
Increase in allowance for doubtful accounts		245,498	13,247
Increase (decrease) in reserve for inventories		1,711,666	(370,959)
Loss on equity method investment		351,129	477,972
Common stock issuance for professional fee		25,974	-
Loss on disposal of fixed assets		-	164,375
Impairment loss of fishing vessels		-	2,533,091
Changes in operating assets and liabilities:
Accounts receivable		(5,191,192)	4,170,551
Inventories		(35,027,650)	(15,713,023)
Prepaid expenses		(432,033)	(332,644)
Other receivables		(328,396)	114,731
Other receivables - related party		-	(358,553)
Accounts payable		(4,641,514)	(3,965,580)
Accounts payable - related parties		218,739	(2,919,909)
Accrued liabilities and other payables		1,553,556	1,552,427
Advance from customers		(619,235)	839,137
Accrued liabilities and other payables - related party		-	(1,290)
Due to related parties		140,210	(9,432,979)

NET CASH USED IN OPERATING ACTIVITIES		(23,838,922)	(8,054,141)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment		(93,357,444)	(105,567,685)
Proceeds from government subsidies for fishing vessels construction		28,962,913	33,128,784

NET CASH USED IN INVESTING ACTIVITIES		(64,394,531)	(72,438,901)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loans		81,811,291	-
Repayments of short-term bank loans		(42,908,020)	-
Proceeds from long-term bank loans		104,640,414	163,551,743
Repayments of long-term bank loans		(46,325,253)	(11,963,642)
Repayments to related parties		-	(10,111,087)
Loans issued to related parties		(160,070,480)	(121,838,509)
Repayments of loans issued to related parties		157,692,576	80,170,667

NET CASH PROVIDED BY FINANCING ACTIVITIES		94,840,528	99,809,172

EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH		935,670	(862,543)

NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH		7,542,745	18,453,587

CASH, CASH EQUIVALENTS AND RESTRICTED CASH - beginning of period		10,092,205	1,966,855

CASH, CASH EQUIVALENTS AND RESTRICTED - end of period		$17,634,950	$20,420,442

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest		$11,012,593	$10,382,198
Income taxes		$-	$-

RECONCILIATION TO AMOUNTS ON CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents		3,397,018	20,420,442
Restricted cash		14,237,932	-
TOTAL CASH, CASH EQUIVALENTS AND RESTRICTED CASH		$17,634,950	$20,420,442
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of property and equipment by decreasing prepayment for long-term assets		$(20,594,592)	$-
Property and equipment acquired on credit as payable	$		22,429,610